LINEAR CAPITAL ASIA LIMITED

October 7, 2008
2008年10月7日

Shandong Caopu Arts & Crafts Co., Ltd.
No. 2888 Qinghe Road,
Development Zone Cao County
Shandong Province, China,
274417
山东曹普工艺品有限公司
山东省荷泽市曹县开发区青荷路2888号
山东，中国
邮编: 274417

Attention: Mr. Li Jinliang
Chairman & CEO
注： 李金亮
董事长/行政总裁

Re: <u>Agreement to Invest Funds for Audit/Legal Costs and to Provide Consulting Services for Going Public in the United States</u>
<u>为在美国公开上市的投资资金的审计/法律费用及提供咨询服务协议</u>

Dear Mr. Li
尊敬的李先生，

Enclosed are the terms of our investment and consulting service proposal to Shandong Caopu Arts & Crafts Co., Ltd. (the "Company" or "Caopu"), for **Linear Capital Asia Limited** ("Linear"), as exclusive consultants to the Company, to provide consulting services to the Company in investigating and completing a going public transaction in the United States ("U.S.")
以下的条款是我们对投资和咨询服务的建议，山东曹普工艺品有限公司（"公司"或"曹普公司"） 以 **Linear Capital Asia Limited** ("Linear")作为独家顾问公司，在美利坚合众国（"美国"）该公司为调查和完成公开上市交易所提供咨询服务。

1. **<u>Investment Proposal in Preparation for Going Public in the U.S</u>**. Linear is prepared upon your acceptance of this proposal to invest up to a maximum of $500,000 to cover the approved costs of an PCAOB qualified audit and legal fees approved by Linear with respect to going public and listing on a U.S., and/or any other related costs that shall be approved in writing by Linear; all of which costs are in preparation for Caopu going public in the United States.

<u>为在美国公开上市做准备的投资方案</u>. Linear是依据您是否接受这项建议的投资为最多不超过$500,000，是涵盖由PCAOB（上市公司会计监管委会）合格的审计和法律费用的审批，和/或任何其他相关由Linear书面核准的费用用于在美国挂牌和上市，所有这些费用是为曹普公司在美国公开上市做准备的。

2. **<u>Other Consulting with Preparations for Going Public</u>**. While Linear does not itself raise capital, we are able to consult to you with the following procedures:<u>为公开上市所做</u>

的其他咨询预备措施。因Linear本身并不筹集资金，，以下列出的程序我们都可以与您进行协商：

a. Introductions to auditors who can prepare your PCAOB qualified audit;
帮您介绍可以预备PCAOB（上市公司会计监管委员会）合格的审计师

b. Introductions to attorneys who have prepared all SEC documents for previous transactions of companies going public in the U.S;
帮您介绍曾经在美国公开上市的律师以预备所有在证券交易委员会的文件

c. Introductions to licensed broker-dealers ("Investment Bankers")
帮您介绍持牌经纪-交易商（"投资银行家"）；

d. Introductions to market makers for public companies;
帮您为上市公司介绍做市商；

e. Introductions to investor relations firms for public companies;
帮您为上市公司介绍投资者关系公司；

f. Other introductions as needed for operating as a U.S. public company.
帮您介绍作为一个美国的上市公司所需的其他经营。

3. **Repayment of the TriBank Initial Investment**. Simultaneously with Caopu going public in the U.S., it is agreed that Caopu will reimburse Linear for costs they have made to the auditors, attorneys, and for all other related costs paid in association with going public, and that these total costs will be reimbursed to Linear by the Company at the closing and directly paid to Linear by the investment banker or other funding source, out of the proceeds at closing of the going public transaction.
还款Linear的初始投资。曹普在美国公开上市的同时，大家都同意曹普公司将偿还Linear的费用，由他们所作出的审计师，律师，和协助支付用于公开上市的所有其他相关费用，而这些总成本将由该公司在之后拨入Linear并由投资银行或其他资金来源在公开上市交易之后直接支付给Linear。

At the option of Linear, the total cost incurred by Linear on the going public transaction, may be converted into shares of the Company with the conversion price of this option being the per share price of securities sold in the Private Placement completed prior to the Company going public.
作为选项Linear对公开上市交易的总费用，可能会转化为公司的股份，此选项作为每股的价格售出的证券与转换价格应在该公司私募基金公开上市之前完成。。

Should the Company not go public in the U.S. for any reason whatsoever, the Company will reimburse Linear for its out of pocket costs associated with all work performed on the going public process up to the date of the decision by either party to cease with the going public transaction. Such costs will be paid by the Company within 30 days of receipt of the invoice submitted to the Company by Linear.
不管公司以何种理由不打算在美国上市，该公司将偿还Linear所有有关于公开上市过程中直到决定由任何一方当事人提出停止公共交易时已付出的相关费用。这些由该公司收到发票所须缴付的费用应在的30天内提交给Linear公司。

4. **Structure of the Transaction**. It is the Company's intention to affect a Reverse Merger ("RTO" transaction) into a newly created or existing shell through which the Company will list its stock for trading on the American Stock Exchange or NASDAQ exchanges as part of the merger process. The Company will transfer approximately 25% of the outstanding shares to the investor for aggregate gross proceeds equal to approximately $21,000,000 (after three rounds of financing), based on the following estimated calculations:

LINEAR CAPITAL ASIA LIMITED

Round	Amount	Estimated P/E Ratio	Estimated Dilution
First Round Financing	$5,000,000	5	10.00%
Second Round financing	$10,000,000	9	10.53%
Third Round Financing	$6,000,000	13	4.14%

Although the Company and Linear both believe that the above estimated P/E ratios and estimated dilution % per round are realistic, both parties agree that the actual P/E ratios used and the actual dilution in each round of financing could be different from the estimated provided in this agreement.

The Company agrees to offer 10% of the outstanding shares to cover the cost of the shell and other services by Linear. The Company also agrees to issue (5) year warrants (the "Warrants") for the purchase of an equity interest of the Company equal to 2.0% (Two Percent) of the outstanding shares of the surviving company based upon the number of shares outstanding the day after the Closing of the RTO Transaction and Private Placement Transaction. The Warrant price will be equal to the price of the shares issued on the private placement. The Company also agrees, for a period of 18 months from the day the shares of the Company begin trading on a recognized U.S. Securities Exchange, that it will not cause the shares of the Company to be split, reverse split or to be consolidated without the prior written consent of Linear.

交易的结构。这是该公司的意图影响的反向兼并（"RTO"交易）为一个新创建的或现有的壳，在合并过程中通过该公司将上市其股价的交易对美国股票交易所或纳斯达克交易所的一部分。公司将为投资方转让已发行股票的25%作为累计总收益大约相当于$2100万（三轮融资之后），基于以下的估计计算：

回合	数量	估计P/E比值	估计稀释
第一轮融资	$5,000,000	5	10.00%
第二轮融资	$10,000,000	9	10.53%
第三轮融资	$6,000,000	13	4.14% •

尽管公司和Linear都认为，上述估计P/E比率估计稀释百分比每一轮是现实的，双方一致认为，实际P /E比率和使用的实际稀释在每一轮的融资在提供的这项协议估计可能有不同。

该公司同意提供10%的流通股去支付壳的成本和Linear的其他服务。该公司还同意发行（5）年认股权证（以下简称"认股权证"），用于购买公司的股份相当于2.0%（百分之二）的续存公司的流通股根据那天结束后的RTO交易和私募融资交易的流通股数量。认沽权证价格将等于发行股份的私人配售的价格。该公司也同意，从本公司股票开始在美国证券交易所交易之日起为期18个月内，没有Linear事先书面同意，不会造成本公司股份被分股，反向分股，重组 。

It is anticipated that the Company will raise capital according to the following schedule (the "Schedule")
这是预期该公司将按照日程筹集资金（"日程表"）

Estimated Stage Amount Timing (subject to change based on market conditions)

LINEAR CAPITAL ASIA LIMITED

预期现阶段数额的时间（如有变更根据市场条件）

- Start Auditing and Due Diligence – Immediately following the signing of this agreement.
  开始审计与尽职调查-立即遵循签署协议
- Pre-Listing Financing (Private Placement) will be approximately $5,000,000 Pre IPO, by early 2009
  上市前融资（私募基金）大约500万美元前期首次公开招股，在2009年初。
- IPO Listing will be approximately $10,000,000 , which should occur by the end of May. 2009
  首次公开招股上市将大约1000万美元，应该在2009年3月底。
- PIPE Financing – approximately $6,000,000. 4-6 months after the second round of financing
  PIPE融资-大约600万美元，在第二轮融资完成后4到6个月之内进行

The schedule set as per above is an estimate of the timing of each occurrence and is subject to change due to several factors including but limited to (1) the state of the United States, China or Global economy; (2) the state and progress of the independent audit of the Company's financial records; (3) the completion of the restructuring of the Company's legal structure to comply with current China laws; and (4) any other event which would cause delays in the above referenced schedule.
以上该时间表定为每个预计的时期发生，可能会有变化归功于包括几个因素但不限于：（1）美国的州，中国或全球经济体系；（2）国家和独立审计公司的财务记录进展；（3）完成改组公司的法律结构以符合现行中国法律;和（4）任何其他事件，这将造成延误在上述引用的时间表。

The Company will enter into a separate IPO Agreement with a licensed Broker/Dealer in the U.S. that will raise the Company the applicable capital according to the schedule above.
该公司将在美国与持牌经纪/交易商进行一个单独的IPO（首次公开招股）的协议，按照以上预定计划的进度这将提高该公司可用资金。

5. **Responsibilities of the Caopu**. Upon acceptance of this agreement Caopu agrees to: (a) assist the auditors, attorneys and other persons involved in the going public process by providing them the needed information in a timely manner; (b) to cooperate and assist Linear as needed with respect to the process of going public; (c) if Caopu is unable to go public through no fault of Linear, then Caopu agrees to reimburse all expenses advanced by Linear within thirty (30) days; and (d) agrees that Linear is the exclusive consultants to the Company for the going public transaction and the Company agrees to not engage or consult with any other firm for a period one year. Caopu acknowledges that Linear is not a U.S. securities broker-dealer, but rather they are a private equity group investing their own capital and making introductions on behalf of Caopu to assist in the going public process and thus enhance the investment and equity ownership of both Caopu and Linear.
曹普公司的责任。接受本协议的曹普同意：（a）协助审计师，律师和其他人士参与，在公开上市过程中及时的为他们提供所需要的信息，（b）并根据Tribank的需要在尊重的过程中协助进行上市

合作工作，及（c）若不是Linear所造成的错误令曹脊公司无法上市，然后曹脊公司同意在三十（30）
天内偿还Linear的一切预付费用；以及（d）同意Linear为上市交易的独家顾问公司，该公司同意不
得聘用或协商任何其他公司为期一年。曹脊已被告知Linear不是美国的证券经纪-交易商，而是一家
私人的股本投资集团，他们拥有自己的资金，并站在曹脊公司的利益协助该公司在公开上市过程中
指导决策，从而提高曹脊公司和Linear双方的投资和股权。

6. **Conflict of Interest.** The Company may become public by merging with a newly created shell (the "Shell") that may be controlled by certain affiliates of Linear. In addition, certain principals and employees of Linear and its affiliates may hold direct or indirect shareholder interests in the Shell. As a consequence of the foregoing, conflicts of interest may exist between the Company and Linear with respect to this transaction. By executing this agreement, the Company hereby waives the aforementioned conflicts.
利益冲突的问题。该公司有可能要与一个新成立的壳（"空壳"）合并以达到上市的可能需要Linear
控制的某些子公司 。此外，一些Linear首长和雇员及其子公司可能掌握直接或间接股东利益的壳。
以前述情况推论，相关于该公司和Linear之间的利益冲突可能是存在的。为执行这项协议该公司在
此放弃上述冲突。

7. **Consulting Agreement**. After the closing of the Private Placement, the Company will retain Linear as its consultant, to assist the Company with its efforts and to assist and/or advise the Company for a period of six (6) months. The Company will compensate Linear $6,000 (Six Thousand Dollars) per month, in advance, payable on or before the first day of each month.
咨询协议。完成私募基金后，该公司仍将保留Linear作为其顾问，努力帮助该公司，并协助和/或
提供意见为期六（6）个月。该公司将支付Linear每月$6000（六千美元），酬劳在每个月的第一
天预先支付。

8. **Indemnification** In consideration of the services to be provided by Linear under this Agreement, the Company shall: Indemnify and hold harmless Linear and any of its directors, officers, employees, consultants or agents (each individually an "Indemnified Person") from and against any losses, claims, damages or liabilities to which such Indemnified Person may become subject arising out of our in connection with the rendering of consulting services by Linear hereunder, except to the extent that such losses, claims, damages or liabilities are determined in judicial rulings to have primarily resulted from the negligence or willful misconduct of such Indemnified Person and reimburse such Indemnified Person for reasonable legal and other expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, claim or proceeding and any appeals therefrom arising in any manner out of or in connection with the rendering of consulting services by Linear, provided, however that in the event a final judicial determination is made to the effect specified above, such Indemnified Person will promptly remit to the Company any amounts reimbursed under the section.
赔偿。考虑到本协议中Linear公司提供的相关服务，贵公司必须赔偿并保证不损害那些可能因为和
Linear的咨询业务相关而成为"受赔人"主体，包括Linear公司以及其董事，管理层，员工，咨询顾问，
或者是代理商（每个都是独立的"受赔偿人"）。 除非司法裁决认定这些损失，索赔，损害和责任主
要是由于"受赔偿人"的忽视和蓄意不当行为造成的，并且要赔偿给"受赔人"由于在调查，准备辩护和
辩护与Linear公司提供的咨询业务有关或者无关的诉讼，索赔或司法程序等而产生的合理司法和其
他费用。但是， 如果一旦做出如上的司法裁决，"赔偿人"必须立即按照裁决的金额进行赔偿。
The Company and Linear agree that (i) the indemnification and reimbursement commitments set

forth above shall apply whether or not such Indemnified Person is a named party to any such lawsuit, claim or other proceeding; and (ii) promptly after receipt by the Company; the Company will immediately disclose to Linear, in writing, any new facts as they may arise that may adversely affect the Transaction. This indemnification shall survive any termination of this Agreement.

双方公司一致同意无论受赔偿人是否是指定方，上述赔偿的承诺适用于此类诉讼，索赔或者其他诉讼程序。在收到贵公司的收据后，如果发生任何新的可能对交易造成损害的的新事实，贵公司应立即以书面形通知给Linear公司，该赔偿在协议终止时仍然有效。

9. **Waiver and Amendment.** No waiver, amendment or modification of any provision of this Agreement shall be effective unless consent by both parties in writing. No failure or delay by either party in exercising any rights, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy. Any terms and/or conditions of this Agreement may be waived at any time, pursuant to this section, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.

弃权和修正。不可以弃权，修正或修改本协议的任何条款应有效，除非征得当事双方以书面形式提出。没有损失或延误在任何一方在行使任何权利，能力或补救措施，根据本协定的运作，作为弃权。任何条款及/或条件，这项协议可能会在任何时间放弃，按照本节规定，但弃权在一个案例，不得被视为构成弃权在任何其他实例。

10. **Governing Law and Jurisdiction.** This Agreement shall be governed and construed and enforced in accordance with The Basic Law of the Hong Kong Special Administrative Region ("the Basic Law") applicable to Agreements to be entered into and entirely performed in such jurisdiction, and subject to the exclusive jurisdiction of courts located in the Hong Kong Special Administrative Region.

法律与司法管辖。本协定应按照香港特别行政区的基本法管辖和诠释及执行（简称"基本法"）适用于将生效的协定这种管辖权并完全履行，并按照设在香港的特别行政区专属管辖权的法院。

11. **Costs and Attorney's Fees.** Any claim or controversy arising out of or relating to this Agreement, or the interpretation thereof, or any issue as to whether or not this Agreement is subject to arbitration, shall be settled by arbitration and shall be conducted in Los Angeles, California. Judgment based upon decision of the arbitrators may be entered in any court having jurisdiction hereof. Both parties agree to accept telephonic testimony in lieu of personal appearances. The prevailing party shall be entitled to recovery of costs, fees (including attorneys' fees) and taxes paid or incurred in obtaining the award. Further, any costs, fees or taxes incurred in enforcing the award shall be fully assessed against and paid by the party against whom the reward is to be enforced. Both parties agree to limit their respective testimony during the arbitration session to three hours each.

成本和律师费。任何因为本协议而产生的争议和分歧，或其诠释，或仲裁是否必要，都将要在洛杉矶（加州）通过仲裁来解决。仲裁员所作的决定可以通过使用法庭程序而具有法律效应。在出席不允许的情况下，双方可通过电话做证。胜诉方可通过得到此奖励而获赔律师费、诉讼费和税费，任何推行次奖励过程中的其他费用应由反方支付。双方同意限制各自仲裁时作证的时间为三小时以内。

Accepted by:
签字：
Linear Capital Asia Limited
兆银资本投资集团

Accepted by:
签字：
Shandong Caopu Arts & Crafts Co., Ltd.
山东曹普工艺品有限公司

LINEAR CAPITAL ASIA LIMITED

Brad Stewart,
President & CEO
总裁
Dated:
日期

Mr. Li Jinliang / 李金亮
董事长

Date
日期 2008.10.10